UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VERTEX, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Vertex, Inc.

NOTICE & PROXY STATEMENT

Annual Meeting of Stockholders
May 11, 2021 8:30 a.m. (Eastern Standard Time)

VERTEX, INC.

2301 Renaissance Blvd., King of Prussia, PA 19406

April 1, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Vertex, Inc. (the "Company") to be held on May 11, 2021. Our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting. Utilizing the latest technology and a virtual meeting format will allow stockholders to participate from any location and we expect will lead to increased attendance, improved communications and cost savings for our stockholders and the Company.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you requested to receive paper copies of these materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have requested to receive a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote your shares electronically, even if you have previously submitted your proxy.

Thank you for your support.

Sincerely,

/s/ David DeStefano

David DeStefano

Chief Executive Officer, President, and Chairman of the Board of Directors

i

Notice of Annual Meeting of Stockholders

To be Held on May 11, 2021

VERTEX, INC.

2301 Renaissance Blvd., King of Prussia, PA 19406

The Annual Meeting of Stockholders (the "Annual Meeting") of Vertex, Inc., a Delaware corporation (the "Company"), will be held at 8:30 a.m., on May 11, 2021. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting electronically and submit your questions during the meeting. The Annual Meeting is called for the following purposes:

1

To elect 4 Directors, Amanda Radcliffe, Stefanie Thompson, Kevin Robert, and Bradley Gayton, to serve until the 2024 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

2	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Holders of record of our outstanding shares of capital stock, composed of Class A common stock and Class B common stock, at the close of business on March 23, 2021, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to legal@vertexinc.com, stating the purpose of the request and providing proof of ownership of Company stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the appropriate password included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested to receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

/s/ John Schwab

John Schwab

Chief Financial Officer

King of Prussia, PA

April 1, 2021

ii

iii

PROXY STATEMENT

VERTEX, INC.

2301 Renaissance Blvd., King of Prussia, PA 19406

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Vertex, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on May 11, 2021 (the "Annual Meeting"), at 8:30 a.m., and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. In order to attend the Annual Meeting, you must register at www.proxydocs.com/verx. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

Holders of record of outstanding shares of capital stock, composed of Class A common stock and Class B common stock (collectively, "Common Stock"), at the close of business on March 23, 2021 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. Each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders generally, our Class B common stock are entitled to ten (10) votes on all matters presented to a vote of our stockholders at the Annual Meeting. At the close of business on the Record Date, there were 27,525,471 shares of Class A common stock, and 120,117,000 shares of Class B common stock issued and outstanding and entitled to vote at the Annual Meeting, representing 2.24% and 97.76% of the combined voting power of our Common Stock, respectively.

This proxy statement will be released on or about April 1, 2021 to our stockholders on the Record Date.

In this proxy statement, "we," "us," "our," the "Company" and "Vertex" refer to Vertex, Inc., and, unless otherwise stated, all of its subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, MAY 11, 2021.

This Proxy Statement is available at www.proxydocs.com/verx.

PROPOSALS

At the Annual Meeting, our stockholders will be asked:

1To elect 4 Directors, Amanda Radcliffe, Stefanie Thompson, Kevin Robert, and Bradley Gayton to serve until the 2024 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

2To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

RECOMMENDATIONS OF THE BOARD

The Board of Directors (the "Board") recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted, and the Board recommends that you vote:

FOR the election of 4 Directors; Amanda Radcliffe, Stefanie Thompson, Kevin Robert, and Bradley Gayton,
FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement. You are viewing or have received these proxy materials because Vertex’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING OF STOCKHOLDERS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The Record Date for the Annual Meeting is March 23, 2021. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. You will need to obtain your own Internet access if you choose to attend the Annual Meeting and/or vote over the Internet. Each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Each share of our Class B common stock entitles its holders to 10 votes on all matters presented to a vote of our stockholders at the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN BEING A "RECORD HOLDER" AND HOLDING SHARES IN "STREET NAME"?

A record holder holds shares in his or her name. Shares held in "street name" means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN "STREET NAME"?

Yes. If your shares are held by a bank or a broker, you are considered the "beneficial owner" of those shares held in "street name." If your shares are held in street name, our proxy materials are being provided to you by your bank or broker, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or broker how to vote your shares, and the bank or broker is required to vote your shares in accordance with your instructions. If you haven’t received information on how to attend the Annual Meeting, you should contact your bank or broker to obtain your control number or otherwise vote through the bank or broker.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, electronically or by proxy, of the holders of a majority in voting power of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

WHO CAN ATTEND THE 2021 ANNUAL MEETING OF STOCKHOLDERS?

You may attend the Annual Meeting only if you are a Vertex stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. The Annual Meeting will be held entirely online to allow greater participation. In order to attend the Annual Meeting, you must register at www.proxydocs.com/verx. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

WHY A VIRTUAL MEETING?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for us and our stockholders. We believe the virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. Furthermore, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, in light of the COVID-19 pandemic, we believe that hosting a virtual meeting is in the best interests of the Company and such attendees of the Annual Meeting.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call technical support at 888-491-1002.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present electronically or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR MORE THAN ONE SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW DO I VOTE?

We recommend that stockholders vote by proxy even if they plan to participate in the Annual Meeting and vote electronically during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

●	by Internet—You can vote over the Internet at www.proxypush.com/verx by following the instructions on the Internet Notice or proxy card;
●	by Telephone—You can vote by telephone by calling 866-883-3382 and following the instructions on the proxy card; or
●	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have requested to receive by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 10, 2021. In order to attend the Annual Meeting, you must register at www.proxydocs.com/verx. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

The Annual Meeting webcast will begin promptly at 8:30 a.m., on May 11, 2021.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you may register to participate and enter the appropriate password included in the voting instruction card provided to you by your bank or broker. If you hold your shares in street name and you do not receive an appropriate password, you may need to log in to your bank or broker’s website and select the shareholder communications mailbox to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank or broker.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

●	by submitting a duly executed proxy bearing a later date;
●	by granting a subsequent proxy through the Internet or telephone;
●	by giving written notice of revocation to the Secretary of Vertex prior to the Annual Meeting; or
●	by voting electronically at the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your virtual attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote electronically during the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote electronically during the Annual Meeting.

WHO WILL COUNT THE VOTES?

A representative of Equiniti, our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 2 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Effect of Votes Withheld /
Abstentions
Proposal	Votes Required	and Broker Non-Votes
Proposal 1: Election of Amanda Radcliffe, Stefanie Thompson, Kevin Robert, and Bradley Gayton	The plurality of the votes cast. This means that the four nominees receiving the highest number of affirmative "FOR" votes will be elected as Directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?

A "vote withheld," in the case of the proposal regarding the election of directors, or an "abstention," in the case of the proposal regarding the ratification of our independent registered accounting firm, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Crowe LLP.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Crowe LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of. Broker non-votes count for purposes of determining whether a quorum is present.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: Election of Directors

At the Annual Meeting, four Class I Directors, Amanda Radcliffe, Stefanie Thompson, Kevin Robert, and Bradley Gayton, are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2024 and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

We currently have eight directors on our board of directors. The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the four nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors. Votes withheld and broker non-votes will have no effect on the outcome of the vote on this proposal.

Our board of directors currently consists of eight members, which includes on employee director, our President and Chief Executive Officer, David DeStefano whose detailed information can be found in the Executive Officer section of this Proxy Statement. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our board of directors. Our current non-employee directors are:

Name	Age
Eric Andersen	59
Terrence Kyle	71
Amanda Westphal Radcliffe	53
Kevin Robert	64
J. Richard Stamm	65
Stefanie Westphal Thompson	58
Jeffrey Westphal	59

Jeffrey Westphal will be leaving the board of directors in May 2021 and Bradley Gayton is standing for election at the Annual Meeting described below in this Proposal 1.

Our board of directors are divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2021 for the Class I directors, 2022 for the Class II directors and 2023 for the Class III directors.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In connection with the initial public offering (“IPO”) of our Class A common stock in July 2021, we entered into a Stockholders’ Agreement with Amanda Westphal Radcliffe, Stefanie Westphal Thompson and Jeffrey Westphal, each of whom serves as a member of our board of directors, and their affiliated trust entities and family members (the “Stockholders’ Agreement”). Under the Stockholders’ Agreement, Mr. Westphal has nominated Bradley Gayton and Ms. Radcliffe and Ms. Thompson have nominated themselves, to be their respective nominees for the applicable elections to our Board. As a result of the Stockholders ‘Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement acting in conjunction will control the election of directors at the Company. For more information, see “Corporate Governance—Stockholders’ Agreement.”

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented by the proxy for the election as Class I Directors the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are currently serving as our directors. In the event any of the nominees should become unable to serve or for good cause will not serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that the nominees named below will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

VOTE REQUIRED

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the four nominees receiving the highest number of affirmative "FOR" votes will be elected as Directors. Votes withheld and broker non-votes will have no effect on the outcome of the vote on this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the election of the below Director nominees.

NOMINEES FOR CLASS I DIRECTORS (CURRENT TERMS TO EXPIRE AT THE 2021 ANNUAL MEETING)

The nominees for election to the Board as Class I Directors are as follows:

Name	Age	Served as a Director Since	Positions with Vertex
Amanda Westphal Radcliffe	53	1993	Director
Stefanie Westphal Thompson	58	1991	Director
Kevin Robert	64	2015	Director
Bradley Gayton	58	-	-

The principal occupations and business experience, for at least the past five years, of each Director nominee are as follows:

Amanda Westphal Radcliffe has served on our board of directors since 1993. Prior to joining our board of directors, Ms. Radcliffe served in a variety of roles at the Company, from technical software instructor and production, to middle market product teams. Prior to joining the Company, she was a middle-market Managing Director at a global corporate travel management company. Ms. Radcliffe serves on the Children’s Hospital of Philadelphia Board of Trustees, Foundation Board of Overseers, the St. Joe’s University Kinney Center for Autism Education and Support Advisory Board. Ms. Radcliffe is Chair of the Drexel University, A.J. Drexel Autism Institute Board, and Chair Emeritus of Breastcancer.org. Ms. Radcliffe is also a member of the Philadelphia Chapter of Women Corporate Directors. Ms. Radcliffe holds a BA from Moravian College, attended business school at Drexel University and the Executive Education program at the Wharton School. We believe that Ms. Radcliffe is qualified to serve on our board of directors because of her extensive knowledge of our Company and our business derived from her longtime service with the Company.

Stefanie Westphal Thompson joined the Company in 1991 and has served in a variety of roles, including Treasurer. Prior to joining the Company, Ms. Thompson was a Vice President at Chemical Bank (now part of Chase), where she specialized in managing the banking relationship for middle market companies. Ms. Thompson sat on Bryn Mawr Hospital’s Foundation Board for eight years, serving as Head of their Trustee Committee and as Vice-Chair. Ms. Thompson also served on the Board of the Agnes Irwin School in Rosemont, Pennsylvania, for ten years, heading its Trustees Committee. Ms. Thompson earned an MBA in Finance from Fordham University and has dual BA in Engineering and Economics from Lafayette College. We believe that Ms. Thompson is qualified to serve on our board of directors because of her corporate finance experience as well as her knowledge of our Company and our business derived from her longtime service with the Company.

Kevin Robert joined our board of directors in February 2015. Mr. Robert spent more than 30 years at Wolters Kluwer Tax & Accounting as a tax executive. Beginning as an Account Sales Manager in 1981 with CCH Computax, and CCH Publishing before being named President and Chief Executive Officer of CCH Tax Compliance in 2001. Following CCH’s 1995 acquisition by Wolters Kluwer, Mr. Robert led the Tax & Accounting division’s operations in North America and Asia Pacific before being named Global Chief Executive Officer in 2010. Mr. Robert brings deep experience in developing and marketing leading edge accounting, tax and audit software and information solutions for accounting and tax professionals around the world. His multi-national experience includes developing business in North America, South America, Europe and the Pacific Rim, identifying global opportunities and negotiating the acquisition of companies. He also served on the Board of Epiq Software, which was sold in September of 2016. Mr. Robert holds a BS in Marketing from the University of New Orleans and an MBA in Business Management from Pepperdine University. He is a member of the National Association of Corporate Directors ("NACD") and has been a NACD Leadership Fellow since 2015. Mr. Robert currently owns his own consulting firm providing board and management consulting services. We believe that Mr. Robert is qualified to serve on our board of directors because of his significant industry knowledge and his corporate finance and public company experience.

Bradley Gayton is seeking election to join our board of directors in 2021. He joined The Coca-Cola Company in 2020 as senior vice president and global general counsel, overseeing all legal and security functions. Previously, Gayton served as group vice president, chief administrative officer, and general counsel at Ford Motor Company, where he managed a team of over 600 people across more than 20 countries with responsibility for the company’s litigation, tax, compliance, corporate and intellectual property efforts as well as company facilities and real estate. He advised the company’s board of directors and senior management on a wide range of legal issues and oversaw its General Auditor’s Office. Gayton joined the company in 1991 and held a number of positions across the organization before being named General Counsel and elected a Ford Motor Company officer in 2016. The following year, Gayton was named Chief Administrative Officer which added responsibility over Ford Land and Corporate Services. An outspoken corporate leader, Gayton is widely considered a leading advocate for advancements in legal, technology, diversity and inclusion and equal justice for low-income citizens. During this tenure at Ford Motor Company, Gayton fostered a culture of innovation in the legal group through a number of technology initiatives exploring the application of artificial intelligence and big data to create operational efficiency and enhanced solutions to complex legal issues. Gayton personally holds three patents and was named a 2020 Diversity in Tech and IP award recipient by the National Bar Association. Gayton is regularly recognized by the legal industry for his leadership on issues of diversity and inclusion. After sponsoring the creation of the Legal Alliance of Women, Gayton instituted a number of initiatives impacting the hiring and career development process of his team as well as outside counsel. He also created the Ford Law Career Academy, a program that aims to add greater diversity to talent pipelines for future generations by introducing minority high school students to careers in law. Gayton championed a culture of pro bono work across his team at Ford Motor Company and saw a significant increase in pro bono hours during his tenure. Personally, he has devoted much of his pro bono work to helping victims of domestic abuse and other crimes through U-Visa and received the National Legal Aid & Defender Association’s 2018 Exemplar Award as a result. Gayton also serves as an advisor to Vista Maria and Alternatives for Girls, organizations that serve vulnerable youth. Gayton is a native of Syracuse, N.Y. He holds a bachelor’s degree in business and a law degree from the State University of New York at Buffalo.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS: CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2022 ANNUAL MEETING)

The current members of the Board who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Positions with Vertex
Terrence Kyle	71	2004	Director
J. Richard Stamm	65	2019	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Terrence Kyle joined our board of directors in June 2004. Mr. Kyle was previously a partner with WIN Capital, LLC, a private equity group that invests in emerging growth companies from the manufacturing, technology, and service markets. Mr. Kyle joined Shared Medical Systems (SMS) in April 1976 and helped take the company public later that year. At Shared Medical Systems, Mr. Kyle served as Senior Vice President and Chief Financial Officer before the company’s sale to the Siemens Corporation in July 2000. Mr. Kyle began his career with Arthur Andersen & Company. Mr. Kyle received his BS in Accounting from Drexel University. We believe that Mr. Kyle is qualified to serve on our board of directors because of his experience in the private equity industry and as an executive officer in other businesses.

J. Richard Stamm joined our board of directors in January 2019. Prior to joining our board of directors, Mr. Stamm was a partner with PricewaterhouseCoopers LLP (“PwC”) for 30 years, during which time he served a long list of domestic and international clients and held numerous leadership positions. Over the final 12 years of his career with PwC, Mr. Stamm was the firm’s Vice Chairman and U.S. Tax Leader, and then progressed to PwC’s Vice Chairman of Global Tax. Mr. Stamm is Vice President and Chief Financial Officer of Stamm Development Group LLC, a Philadelphia area real-estate developer. Mr. Stamm is a member emeritus of the Board of Advisors for the Leventhal School of Accounting at the University of Southern California and was formerly a member of the Boards of Germantown Academy and Lycoming College. Mr. Stamm received a BA in Accounting from Lycoming College. We believe that Mr. Stamm is qualified to serve on our board of directors because of his significant industry and corporate finance experience.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS: CLASS III DIRECTORS (TERMS TO EXPIRE AT THE 2023 ANNUAL MEETING)

The current members of the Board who are Class III Directors are as follows:

Name	Age	Served as a Director Since	Positions with Vertex
Eric Andersen	59	2008	Director
David DeStefano	58	2016	Chief Executive Officer, President, Chairman

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Eric Andersen joined our board of directors in January 2008 and currently serves as lead director. He has over 25 years of consulting and management experience at IBM,  PricewaterhouseCoopers LLP (“PwC”), and PwC Consulting. His last 15 years have been spent in private equity. He is currently a managing partner at Peak Equity (“Peak”), a Philadelphia-based private equity firm focused on lower middle market enterprise software. Prior to joining Peak, Mr. Andersen was a partner at Milestone Partners, a Philadelphia-based private equity firm and he was a managing director at Silver Lake Partners, a technology-focused private equity firm based in New York. During his tenures with PwC, PwC Consulting, and IBM, Mr. Andersen was a senior partner and senior executive leading several businesses in the United States and Asia as well as globally. Mr. Andersen is currently chairman of G5, a privately held software company. In addition, he serves on the Board of American Public Education Inc. a publicly traded online higher education company where he is the chair of the compensation committee and a member of the audit committee. Mr. Andersen holds an MBA from the Wharton School at the University of Pennsylvania and a BS from Bucknell University. We believe that Mr. Andersen is qualified to serve on our board of directors because of his extensive experience in building and leading companies, as well as his public company experience and significant operational and strategic expertise.

David DeStefano became our President and Chief Executive Officer in November 2016, joined our board of directors in 2019 and was appointed Chairperson of our board of directors in 2020. Between 2015 and 2016 he was an Executive Vice President and a member of the Company’s Executive Council, which monitors our long-term strategic and financial viability, corporate brand, and culture. Mr. DeStefano previously served as our Vice President, Chief Financial Officer and Executive Vice President. Prior to joining the Company, Mr. DeStefano was Principal and Vice President at The Mid Atlantic Companies Ltd. Mr. DeStefano is also on the Advisory Board for Corporate Social Responsibility at the Satell Institute and is on the Board of Trustees of the Joseph Fund in Camden, New Jersey. Mr. DeStefano received a BS in Finance from Lehigh University. We believe that Mr. DeStefano is qualified to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his knowledge of our Company and our business.

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Crowe LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

On March 4, 2021, our Audit Committee approved the engagement of Crowe LLP as the Company’s independent registered public accounting firm to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2021. Neither Crowe LLP nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Crowe LLP is expected to attend the Annual Meeting, have an opportunity to make a statement if he or she desires to do so, and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Crowe LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2022. Even if the appointment of Crowe LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of Vertex.

VOTE REQUIRED

This proposal requires the approval of the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions will have no effect on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Crowe LLP, we do not expect any broker non-votes in connection with this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed Vertex’s audited financial statements for the fiscal year ended December 31, 2020 and has discussed these financial statements with management and Vertex’s independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (“SEC”). The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in Vertex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Terrence W. Kyle

J. Richard Stamm

Kevin Robert

Independent Registered Public Accounting Firm Fees and Other Matters

Set forth below are the fees paid to our independent registered public accounting firm, Crowe LLP, for the fiscal years ended December 31, 2020 and 2019:

	Fiscal 2020	Fiscal 2019
Fee Category	$	$
Audit Fees	1,826,650	—
Audit-Related Fees	—	—
Tax Fees	25,625	—
All Other Fees	16,500	—
Total Fees	1,868,775	—

AUDIT FEES

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements, including fees billed in connection with our IPO in July 2020. There were no audit fees paid to Crowe LLP in 2019.

AUDIT-RELATED FEES

There were no audit-related fees incurred in 2020 or in 2019.

TAX FEES

Tax fees for 2020 consist of fees for permissible services relating to domestic tax compliance services. There were no tax fees paid to Crowe LLP in 2019.

ALL OTHER FEES

Other fees paid to Crowe in 2020 pertained to services provided in connection with the audit of the Company’s 401(k). There were no other fees paid to Crowe LLP in 2019.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES

Our Audit Committee’s charter provides that the Audit Committee, or the chair of the Audit Committee, must pre-approve any audit or non-audit service provided to us by our independent registered public accounting firm, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the Audit Committee or if the service falls within available exceptions under SEC rules. Without limiting the foregoing, the Audit Committee may delegate authority to one or more independent members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services, and any such pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

EXECUTIVE OFFICERS

The following table identifies our current executive officers:

Name	Age	Positions with Vertex
David DeStefano	58	President, Chief Executive Officer and Chairperson
John Schwab	53	Chief Financial Officer
Lisa Butler	55	Chief Accounting Officer

Executive Officers

David DeStefano became our President and Chief Executive Officer in November 2016, joined our board of directors in 2019 and was appointed Chairperson of our board of directors in 2020. Between 2015 and 2016 he was an Executive Vice President and a member of the Company’s Executive Council, which monitors our long-term strategic and financial viability, corporate brand, and culture. Mr. DeStefano previously served as our Vice President, Chief Financial Officer and Executive Vice President. Prior to joining the Company, Mr. DeStefano was Principal and Vice President at The Mid Atlantic Companies, Ltd. Mr. DeStefano is also on the Advisory Board for Corporate Social Responsibility at the Satell Institute and is on the Board of Trustees of the Joseph Fund in Camden, New Jersey. Mr. DeStefano received a BS in Finance from Lehigh University.

John Schwab became our Chief Financial Officer in 2020. Prior to joining the Company, Mr. Schwab served as Chief Financial Officer of Flagship Credit Acceptance from 2015 until 2019. Mr. Schwab began his career in assurance services at Arthur Andersen LLP. Mr. Schwab also is a director of PENN Capital Funds, a mutual group managed by Penn Capital Management. Mr. Schwab received a BS in Accounting from LaSalle University.

Lisa Butler became our Chief Accounting Officer in 2020, having previously served as our Chief Financial Officer from 2015 to 2019. Prior to joining the Company in 2003, Ms. Butler was a Controller at Kenexa Inc. (now an IBM company). Ms. Butler started her career in assurance services at PricewaterhouseCoopers LLP (“PwC”) serving both private and public companies. Ms. Butler received a BS in Accounting from LaSalle University and is a Certified Public Accountant.

Term of Executive Officers

Each executive officer is appointed and serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Board of Directors

Please see the biographies and term information for each director set forth in Proposal 1 of this Proxy Statement.

CORPORATE GOVERNANCE

GENERAL

Our Board has adopted Corporate Governance Guidelines, a Code of Ethics and Conduct and charters for our Nominating and Corporate Governance Committee, Audit Committee and Human Capital Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of Vertex. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Ethics and Conduct by writing to our Secretary at our offices at 2301 Renaissance Blvd., King of Prussia, PA 19406.

FAMILY RELATIONSHIPS

Ms. Radcliffe, Ms. Thompson and Mr. Westphal are siblings. There are no other family relationships among any of our executive officers or directors.

STOCKHOLDERS’ AGREEMENT

In connection with our IPO in July 2020, we entered into the Stockholders’ Agreement with Amanda Westphal Radcliffe, Stefanie Westphal Thompson and Jeffrey Westphal, each of whom serves as a member of our board of directors, and their affiliated trust entities and family members.

For so long as Ms. Radcliffe, Ms. Thompson or Mr. Westphal, in each case together with his or her children and related trusts, owns at least five percent of our outstanding Common Stock, he or she each shall be entitled to designate one individual, including themselves, to serve as a member of our board of directors, and we will be required to use our best efforts to include the designee in the slate of nominees recommended to our stockholders for election as a director at the next annual or special meeting of stockholders. At any general or special meeting of the stockholders involving the election of directors, each stockholder party to the Stockholders’ Agreement must vote all of his or her shares of Common Stock in favor of each individual nominated by the parties to the Stockholders’ Agreement. For all matters other than the election of directors, voting shall be discretionary at the option of each stockholder.

DIRECTOR INDEPENDENCE

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Eric Andersen, Terrence Kyle, Kevin Robert, and J. Richard Stamm, representing four of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Global Market (“NASDAQ”). In addition, the director candidate, Bradley Gayton, does not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that he is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

CONTROLLED COMPANY EXEMPTION

The parties to the Stockholders’ Agreement have more than 50% of the voting power for the election of directors, and, as a result, we are considered a "controlled company" for the purposes of the NASDAQ listing requirements. As such, we qualify for, and rely on, exemptions from certain corporate governance requirements. As a result, we are not subject to certain corporate governance requirements, including that a majority of our Board consists of "independent directors," as defined under the NASDAQ rules. In addition, we are not required to have a Nominating and Corporate Governance Committee or Human Capital Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or to conduct annual performance evaluations of the nominating and corporate governance and Human Capital Committees. In the future, we may elect to continue to rely on such exemptions. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ.

If at any time we cease to be a "controlled company" under the rules of NASDAQ, our Board intends to take all action necessary to comply with the NASDAQ corporate governance rules.

DIRECTOR CANDIDATES

The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be included in the Stockholders’ Agreement and any other stockholders’ agreement to which we are a party.

To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’

independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.

In accordance with our Corporate Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider (i) minimum individual qualifications, including a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments and (ii) all other factors it considers appropriate, which may include experience in corporate management, experience as a board member of other public companies, relevant professional or academic experience, leadership skills, financial and accounting background, executive compensation background and whether the candidate has the time required to fully participate as a director of the Company. Our Corporate Governance Guidelines provide that the Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Our Nominating and Corporate Governance Committee has a formal policy with respect to diversity and believes that our Board, taken as a whole, should embody diverse skills, experiences, backgrounds, races and genders.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, Vertex, Inc., 2301 Renaissance Blvd., King of Prussia, PA 19406. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

COMMUNICATIONS FROM INTERESTED PARTIES

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to the Board, the chairperson of any of the Audit, Nominating and Corporate Governance, and Human Capital Committees, or to the independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 2301 Renaissance Blvd., King of Prussia, PA 19406, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Board exercises its discretion in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. We believe that we, like many U.S. companies, are well-served by a flexible leadership structure. Currently, the roles are combined, with Mr. DeStefano serving as Chairman of the Board and Chief Executive Officer. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is best for our Company and its stockholders at this time because it promotes unified leadership by Mr. DeStefano and allows for a single, clear focus for management to execute the Company’s strategy and business plans. Our Board is comprised of individuals with extensive experience in finance, the technology industry and public company management. For these reasons and because of the strong leadership of Mr. DeStefano as Chairman of the Board and Chief Executive Officer, our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to consider whether the positions of Chairman of the Board and Chief Executive Officer should be separated or combined at any given time as part of our succession planning process.

Our Corporate Governance Guidelines provide that, if the Chairman of the Board is also our Chief Executive Officer or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include presiding over all meetings of the Board at which the Chairman is not present, including any executive sessions of the non-management directors; approving meeting schedules and agendas; and acting as the liaison between the independent directors and the Chairman of the Board, as appropriate. The full list of responsibilities of our lead director may be found in our Corporate Governance Guidelines. Our current lead director is Eric Andersen.

Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Board oversees the implementation of risk mitigation strategies by management and encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face, including cybersecurity risks. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Board administers this oversight function, including the oversight of cybersecurity risks, directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

ANTI-HEDGING POLICY

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving the Company’s equity securities.

CODE OF ETHICS AND CONDUCT

Our board of directors has adopted a Code of Ethics and Conduct that contain the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. A copy of our Code of Ethics and Conduct is available on our website at http://ir.vertexinc.com. We will provide a copy of our Code of Ethics and Conduct to any person, without charge, upon request, by writing to, Vertex, Inc., 2301 Renaissance Blvd., King of Prussia, PA 19406 (telephone number (800) 355-3500). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Conduct by posting such information on our website at www.vertexinc.com.

ATTENDANCE BY MEMBERS OF THE BOARD OF DIRECTORS AT MEETINGS

There were six meetings of the Board during the fiscal year ended December 31, 2020. During the fiscal year ended December 31, 2020, each director attended at least 80% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.

Under our Corporate Governance Guidelines, which is available on our website at http://ir.vertexinc.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, directors will attend. All of our directors except one attended last year’s annual meeting.

EXECUTIVE SESSIONS

Our non-employee directors meet in regularly scheduled executive sessions. Such meetings are presided over by a director selected on a meeting-by-meeting basis by a majority of the independent directors present.

Committees of the Board

Our board of directors has established three standing committees—Audit Committee, a Human Capital Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter that has been approved by our board of directors. The members of each of the committees is set forth below:

Nominating and
Audit Committee	Human Capital Committee	Governance Committee
Terrence W. Kyle (Chair)	Eric Andersen (Chair)	Kevin Robert (Chair)
J. Richard Stamm	J. Richard Stamm	Amanda W. Radcliffe
Kevin Robert	Terrence W. Kyle	Eric Andersen

Audit Committee

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following: (a) monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the status of our independent registered public accounting firm; assume direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (b) provide a medium for consideration of matters relating to any audit issues; and (c) prepare the Audit Committee report that the rules require be included in our filings with the SEC. The members of our Audit Committee are Terrence Kyle, Kevin Robert and J. Richard Stamm. Terrence Kyle is the chairman of the Audit Committee, and the composition of our Audit Committee complies with all applicable NASDAQ rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. Terrence Kyle qualifies as an "Audit Committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K.

Our board of directors adopted a written charter for the Audit Committee, which is available on our website.

Human Capital Committee

Our Human Capital Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including the following: (a) reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers; (b) evaluates the performance of these officers in light of those goals and objectives; and (c) set compensation of these officers based on such evaluations. The members of our Human Capital Committee are Eric Andersen, Terrence Kyle and J. Richard Stamm. Eric Andersen serves as chairman of the Human Capital Committee, and the composition of our Human Capital Committee complies with all applicable NASDAQ rules.

Our board of directors adopted a written charter for the Human Capital Committee, which is available on our website.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (a) oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; (b) evaluates our board of directors and our management; (c) develops, reviews, and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and (d) generally advises our board of directors on corporate governance and related matters. The members of our Nominating and Corporate Governance Committee are Kevin Robert, Amanda Westphal Radcliffe and Eric Andersen. Kevin Robert serves as chairman of the Nominating and Corporate Governance Committee.

Our board of directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website.

Our board of directors may, from time to time, establish other committees.

Human Capital Committee Interlocks and Insider Participation

None of the members of our Human Capital Committee is, nor has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Human Capital Committee of any entity that has one or more executive officers serving on our board of directors or Human Capital Committee.

Executive Compensation

The following describes the primary components of our executive compensation program for each of our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, our named executive officers were:

●	David DeStefano, President and Chief Executive Officer;
●	John Schwab, Chief Financial Officer; and
●	Lisa Butler, Chief Accounting Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2020 and 2019.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
	Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name	Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
David DeStefano	President and Chief Executive Officer	2020	591,710	—	4,001,020	—	795,319	221,198	5,609,247
		2019	530,016	—	—	—	831,492	55,929	1,417,437
John Schwab	Chief Financial Officer	2020	418,332	240,000	51,015	—	252,756	18,300	980,403
Lisa Butler	Chief Accounting Officer	2020	313,994	75,000	51,015	—	198,307	17,443	655,759
		2019	297,130	—	—	—	238,114	26,382	561,626

(1)	Amount shown for Mr. Schwab represents a sign-on bonus paid to Mr. Schwab in connection with his commencement of employment with us in January 2020. Amount shown for Ms. Butler represents a strategic bonus paid to her during 2020. See “Other Elements of Compensation” below for additional information on these amounts.
(2)	Amounts shown reflect the grant date fair value of restricted stock awards granted during 2020 as calculated in accordance with ASC Topic 718. See Note 10 to the consolidated financial statements included in our 2020 Annual Report on Form 10-K for information regarding the assumptions used in calculating these amounts.
(3)	In February 2020, Mr. Schwab was granted 496,473 stock appreciation rights. As a nonpublic business entity at the time of grant, these stock appreciation rights were recorded at their intrinsic value of zero on the date of grant. Prior to the IPO, the Company accounted for stock appreciation rights as liabilities under ASC Topic 718 and recognized stock-based compensation expense by remeasuring the stock appreciation rights at the end of each reporting period and accruing the portion of the requisite service rendered at that date. We provide information regarding the accounting value of all stock appreciation rights in Note 10 to the consolidated financial statements included in our 2020 Annual Report on Form 10-K.

(4)	Amounts in this column represent cash incentive compensation earned during the year based on the attainment of pre-established performance objectives. This includes amounts earned under our annual Organizational Bonus Plan (as defined below) for 2020 of $589,894 for Mr. DeStefano, $252,756 for Mr. Schwab and $126,477 for Ms. Butler, and amounts earned under our 2018 Long Term Rewards Plan for the performance period ending in 2020 of $205,425 for Mr. DeStefano and $71,830 for Ms. Butler. For additional information, see “Cash-Based Incentive Compensation” below.
(5)	Amounts in this column represent the additional perquisites and supplemental benefits provided to our named executive officers that are not reported in the other columns of this table. For Mr. DeStefano, the amount shown includes premium payments for long-term disability and life insurance in the amount of $4,159, profit sharing contributions under our 401(k) plan in the amount of $8,550, 401(k) matching contributions in the amount of $9,750, and reimbursement for fees incurred in connection with the underwriters exercise of their option to purchase additional shares from Mr. DeStefano in the IPO in the amount of $198,739. For Ms. Butler, the amount shown includes profit sharing contributions under our 401(k) plan in the amount of $8,550 and 401(k) matching contributions in the amount of $8,893. For Mr. Schwab, the amount shown includes profit sharing contributions under our 401(k) plan in the amount of $8,550 and 401(k) matching contributions in the amount of $9,750. For additional information about the amounts set forth in this column, see the section of this proxy statement titled "—Other Elements of Compensation."

2020 Salaries

The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Schwab’s 2020 salary was originally based on the negotiated salary set forth in his employment agreement as described below. The 2020 annual base salaries for Mr. DeStefano and Ms. Butler were increased in early 2020 in connection with our annual performance review process and the base salaries of all of our named executive officers were increased in connection with our IPO. The 2020 base salaries for our named executive officers following such increases are as set forth in the table below.

Name	2020 Salary ($)

David DeStefano	572,018
John Schwab	421,625
Lisa Butler	302,679

Cash-Based Incentive Compensation

2020 Annual Bonus. We maintain an annual bonus plan (the "Organizational Bonus Plan"), which is designed to motivate and reward our employees, including our executives and named executive officers, for achievements relative to financial, non-financial and individual performance goals. For 2020, financial performance accounted for 90% of the bonus opportunity and was based on achievements relative to our three most important financial metrics (revenue, pre-tax net income and adjusted cash from operations ("ACFO")). The non-financial metrics for 2020 were based on our progress against critical business objectives and accounted for 10% of the bonus opportunity. Individual performance ratings for the year are also considered when determining awards under the Organizational Bonus Plan.

Each named executive officer has a target bonus opportunity under the Organizational Bonus Plan, defined as a percentage of annual base salary. For 2020, the target bonuses for our named executive officers were 90% for Mr. DeStefano, 40% for Ms. Butler and 60% for Mr. Schwab. In February 2021, our Human Capital Committee assessed achievement against the financial and non-financial metrics described above and the board of directors approved funding the bonus pool at 100.7% of the targeted Organizational Bonus Plan opportunity for 2020. The Human Capital Committee also considered individual performance of our named executive officers for the year when determining awards under the Organization Bonus Plan and determined to award Mr. DeStefano an additional 10% of his target opportunity based on his exceptional performance during the year.

The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation."

Multi-Year Bonus Plans. In addition to the annual Organizational Bonus Plan, we maintain multi-year cash bonus plans for our most senior executives, including our named executive officers, and other key employees. The target bonuses, expressed as a percentage of annual base salary, for our named executive officers under the multi-year cash bonus plans were 50% for Mr. DeStefano and 30% Ms. Butler.

In early 2018, Mr. DeStefano and Ms. Butler were granted awards under our 2010 Long-Term Rewards Plan with performance measured over the three-year period from January 1, 2018 to December 31, 2020. These awards were eligible to be earned based on revenue, pre-tax net income and ACFO growth over the performance period. Following the end of the performance period, the Human Capital Committee assessed growth with respect to these financial metrics over the performance period and approved bonuses for all participants in the 2010 Long-Term Rewards Plan, including the named executive officers. The actual cash bonuses earned by Mr. DeStefano and Ms. Butler under the 2010 Long-Term Rewards Plan for the performance period ending in 2020 are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Effective January 2018, we adopted the 2018 Long-Term Rewards Plan for performance periods beginning on and after January 1, 2018. In early 2020, the named executive officers were granted awards under the 2018 Long-Term Rewards Plan for a three-year performance period from January 1, 2020 to December 31, 2022. These awards are scheduled to be earned based on the Company’s achievements against key financial metrics, including revenue, pre-tax net income, and ACFO at the end of the performance period. Amounts earned by the named executive officers with respect to these awards will be reported in the Summary Compensation Table in the year earned.

Equity Compensation

Treatment of Equity Awards in Connection with our IPO

Prior to our IPO, we granted stock appreciation rights (“SARs”) as the long-term incentive component of our compensation program. The SARs generally vested with respect to 50% of the award on the second anniversary of the applicable grant date and as to 50% of the award on the fifth anniversary of the applicable grant date, subject to the holder’s continuous service to the Company through each vesting date. Certain current and former service providers had also been granted options to purchase our Class B common stock.

In connection with our IPO, the outstanding SARs and options to purchase Class B common stock held by our named executive officers were amended so that they became options to purchase shares of our Class A common stock. The options cover an equal number of shares as the amended awards and have an exercise price per share equal to the base or exercise price of the amended award. Certain options that resulted from the amendment of outstanding SARs were automatically exercised in connection with the IPO. Those options that remain outstanding following our IPO continue to vest pursuant to the same vesting schedule that applied to the amended award.

2020 Equity Awards

Mr. Schwab was granted 496,473 SARs in connection with his commencement of employment with us in January 2020. Mr. DeStefano and Ms. Butler were not granted any SARs during 2020.

In connection with our IPO, we began granting restricted stock as the long-term incentive component of our compensation program and Mr. DeStefano was granted 210,527 shares of restricted stock. The shares of restricted stock granted to Mr. DeStefano vest in substantially equal installments on each of the first, second and third anniversaries of the grant date, subject to continued service to the Company through each applicable vesting date. In addition, we granted each of Ms. Butler and Mr. Schwab 2,632 fully vested shares of stock in connection with our IPO. In addition, each employee, including each named executive officer, was granted 53 shares of restricted stock, which vest on the one year anniversary of the date of grant.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match 50% of contributions made by participants in the 401(k) plan up to 6% of a participant’s eligible compensation. During 2020, we also made discretionary profit sharing contributions under the 401(k) plan. These matching and profit sharing contributions are subject to vesting at the rate of 20% each year over the first five years of employment. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Health/Welfare Plans

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including, medical and dental benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life insurance.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites that we believe to be necessary and appropriate to provide a competitive compensation package, certain of which are described below. The actual amount of all perquisites and other personal benefits provided to our named executive officers during 2020 are set forth above in the Summary Compensation Table in the column entitled "All Other Compensation."

Supplemental Executive Benefits. Prior to our IPO, certain of our named executive officers were eligible for certain benefits in addition to the standard employee benefits offered to all employees generally, including, (i) supplemental term life insurance in a face amount of $750,000, subject to certain conditions regarding insurability; and (ii) supplemental disability pay and insurance, which when combined with the disability coverage provided under our long-term disability insurance plan, provided the named executive officer with disability income equal to 80% of the named executive officer’s pre-disability base salary. For 2020, Mr. DeStefano was reimbursed for the premiums paid for such supplemental life and disability insurance and such amounts are set forth in the “All Other Compensation” column of the Summary Compensation Table above.

Ms. Butler is entitled to reimbursement of up to $75,000 (plus a tax gross-up on any such reimbursement) for tuition and tuition-related expenses incurred in connection with her pursuing a master’s degree in business administration; provided that, Ms. Butler must repay any such reimbursements in the event she terminates her employment within one year of completing the degree. No amounts have been paid pursuant to this arrangement as of the date of this Proxy Statement.

Strategic and Sign-on Bonus. Pursuant to her employment agreement, Ms. Butler was paid a $75,000 cash bonus payment upon the filing of the Company’s first Form 10-Q during 2020. Additionally, if within 6 months of the filing of such Form 10-Q, the Company and Ms. Butler agree to terminate her employment agreement, Ms. Butler would be entitled to the severance payments and benefits provided under her employment agreement. Mr. Schwab received a sign-on bonus of $240,000 in connection with his commencement of employment with us during 2020. The sign-on bonus is subject to full or partial repayment in the event Mr. Schwab voluntarily resigns or is terminated for cause within the first 18 months of employment.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

		Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Number of		Market Value
		Underlying	Underlying				Shares of		of Shares of
		Unexercised	Unexercised		Option	Option	Stock that		Stock that
	Grant	Options (#)	Options (#)		Exercise	Expiration	have not		have not
Name	Date (1)	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(2)
David DeStefano	01/01/2002	435,893	—		0.15	N/A	—		—
	01/01/2016	157,432	157,433	(3)	2.50	01/01/2026	—		—
	10/31/2016	629,748	629,748	(3)	2.50	10/31/2026	—		—
	12/27/2019	—	373,179	(3)	3.73	12/27/2029	—		—
	07/28/2020	—	—		—	—	210,527	(4)	7,336,866
	07/28/2020	—	—		—	—	53	(5)	1,847
John Schwab	02/05/2020	—	496,473	(3)	4.70	02/05/2030	—		—
	07/28/2020	—	—		—	—	53	(5)	1,847
Lisa Butler	02/05/2015	315,000	—		2.16	02/05/2025
	02/05/2016	62,973	62,973	(3)	2.50	02/05/2026
	07/28/2020	—	—		—	—	53	(5)	1,847

(1)	For the outstanding options, the grant date represents the original grant date of the applicable award, and not the date the amended option was granted in connection with the IPO.
(2)	Amount shown is based on the closing price of our Class A common stock of $34.85 per share on December 31, 2020.
(3)	The option vests with respect to 50% of the award on the second anniversary of the applicable grant date and as to 50% of the award on the fifth anniversary of the applicable grant date, subject to the holder’s continuous service to the Company through each applicable vesting date.
(4)	The shares of restricted stock vest in substantially equal installments on each of the first, second, and third anniversaries of the grant date, subject to the holder’s continuous service to the Company through each applicable vesting date.
(5)	The shares of restricted stock vest in full on the first anniversary of the grant date, subject to the holder’s continuous service to the Company through such date.

Employment Agreements and Severance Arrangements

In connection with our IPO we entered into amended and restated employment agreements with each of our named executive officers that set forth the terms and conditions of each executive’s employment with us.

Salary; Bonus

The employment agreements entitle the executives to annual base salaries and eligibility to earn discretionary bonuses under our annual and long-term cash bonus plans. See "2020 Salaries" and "Cash-Based Incentive Compensation" above for additional information regarding the base salaries and bonus opportunities of our named executive officers for 2020.

Term

The initial term of Mr. DeStefano’s employment agreement expires in 2023 and automatically renews for successive two year periods unless 60 days’ prior notice of non-renewal is given by either party. The employment agreements for Ms. Butler and Mr. Schwab are for indefinite terms.

Severance

If we terminate a named executive officer without cause, or the executive resigns for good reason, subject to the executive timely executing a release of claims, the executive is entitled to receive (i) base salary continuation for 12 months (or 24 months for Mr. DeStefano); and (ii) direct payment of, or additional cash payments equal to, the premiums for continued health coverage for up to 18 months. Mr. DeStefano is also entitled to an additional lump sum payment equal to 12 months of health coverage premiums in the event he has not become eligible for health insurance coverage from a subsequent employer by the date that is 15 months following such termination of employment.

The receipt of severance payments and benefits for the named executive officers is also subject to the executive’s continued compliance with certain restrictive covenants and confidentiality obligations as described below under "Restrictive Covenants." In the event of a material breach of such covenants, subject to certain cure rights, the executive’s right to receive any of the severance payments or benefits described above will cease and the executive will be obligated to repay to the Company any such payments or benefits previously paid.

Each of our named executive officers is entitled to 30 days’ notice, or pay in lieu of notice, in the event we terminate the executive for any reason other than cause.

For purposes of the employment agreements, "cause" generally means, subject to certain notice and cure rights, the executive’s (i) material breach of the employment agreement; (ii) repeated failure to perform duties to the Company or any subsidiary; (iii) willful misconduct that is materially injurious to the Company or any subsidiary (or for Mr. Schwab, willful misconduct or gross negligence with regard to the Company, any subsidiary or their business, assets or employees); (iv) dishonesty, unethical, fraudulent or similar misconduct in connection with the executive’s employment or service; (v) use of non-prescription controlled substances, misuse of prescription drugs, or habitual intoxication during work hours; (vi) other than for Ms. Butler, indictment for any felony that has or is reasonably likely to cause material adverse consequences to the Company, its businesses or prospects; (vii) conviction, guilty plea or plea of nolo contendere to a felony or any crime involving fraud, dishonesty or moral turpitude; (viii) material violation of any Company policy; or (ix) refusal to follow any reasonable and lawful direction of the board of directors or any person to whom the executive reports, if applicable.

For purposes of the employment agreement, "good reason" is generally defined to mean, subject to certain notice and cure rights, (i) the Company’s material breach of the employment agreement, (ii) the material diminution of the executive’s duties, (iii) a material decrease in the executive’s annual base salary, or (iv) any relocation of the executive’s principal office by more than fifty (50) miles.

Restrictive Covenants

Pursuant to their employment agreements, the executives have agreed to refrain from competing with us or soliciting our employees, customers, clients or prospects, in each case, while employed and following termination of employment for a period of 24 months for Mr. DeStefano or 12 months for Ms. Butler and Mr. Schwab. During the applicable restricted period, the executives are also obligated to disclose to us certain business opportunities that relate to the business of the Company, its subsidiaries or affiliates. The executives are also bound by certain confidentiality and assignment of inventions obligations.

DIRECTOR COMPENSATION

2020 Non-Employee Director Compensation

In connection with our IPO, we granted our non-employee directors awards of restricted stock in the amounts set forth in the table below as part of their annual compensation for service on the board during 2020. In recognition of their significant contributions to the Company in connection with the IPO, Mr. Andersen, Mr. Kyle and Mr. Stamm were granted one-time awards in the amounts also set forth in the table. The shares of restricted stock vest on the earlier of the day before the next annual meeting of the Company’s stockholders occurring after the date of grant or the first anniversary of the date of grant, subject to such director’s continued service as a non-employee member of our board of directors through the applicable vesting date and accelerated vesting upon a change in control.

		One-Time
	Annual Award	IPO Award
Name	(# of Restricted Shares)	(# of Restricted Shares)
Eric Andersen	11,843	89,474
Terrence Kyle	11,843	26,316
Kevin Robert	11,843	—
J. Richard Stamm	11,843	47,369
Jeffrey Westphal	7,895	—
Amanda Westphal Radcliffe	7,895	—
Stefanie Westphal Thompson	7,895	—

Non-Employee Director Compensation Program

In connection with our IPO, our board of directors adopted and stockholders approved a new compensation program for our non-employee directors.

Under this program our non-employee directors receive the following amounts for their services on our board of directors:

●	If a director (i) is initially elected or appointed to our board of directors at an annual meeting of stockholders or (ii) has served on our board of directors as of the date of an annual meeting of stockholders and will continue to serve as a director immediately following such meeting, a number of restricted stock units on the date of the annual meeting determined by dividing $150,000 by the closing price of our common stock on the date of the annual meeting (with any partial shares that result rounded up to the nearest whole share);
●	An annual director fee of $42,000;
●	If the director serves as lead independent director or chair or on a committee of our board of directors, an additional annual fee as follows:
o	Chair of the board of directors or lead independent director: $15,000;
o	Chair of the Audit Committee: $20,000;
o	Audit Committee member other than the chair, $10,000;
o	Chair of the Human Capital Committee, $15,000;
o	Human Capital Committee member other than the chair, $6,000;
o	Chair of the Nominating and Corporate Governance Committee, $12,000; and
o	Nominating and Corporate Governance Committee member other than the chair, $6,000.

Director fees under the program are earned and paid monthly. Restricted stock units represent the right to receive one share (or an equal amount in cash) following vesting of the award. Restricted stock units granted to our non-employee directors under the program will vest in a single installment on the earlier of the day before the next annual meeting of stockholders occurring after the date of grant or the first anniversary of the date of grant, subject to continued service as a non-employee member of our board through the applicable vesting date and accelerated vesting upon a change in control of the Company.

Prior to June 1, 2020, Ms. Radcliffe, Ms. Thompson and Mr. Westphal were our employees and also members of the board of directors and received no additional compensation for their service on the board. Effective June 1, 2020, Ms. Radcliffe, Ms. Thompson and Mr. Westphal no longer serve as our employees and became eligible to receive compensation for service on our board.

The following table sets forth information concerning the compensation of our non-employee directors for their service on our board of directors for the year ended December 31, 2020.

	Fees Earned		All Other
	or Paid in Cash	Stock Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Eric Andersen	78,000	1,925,023	12,000	2,015,023
Terrence Kyle	68,000	725,021	101,113	894,134
Kevin Robert	64,000	225,017	12,000	301,017
J. Richard Stamm	58,000	1,125,028	12,000	1,195,028
Jeffrey Westphal	24,500	150,005	—	174,505
Amanda Westphal Radcliffe	28,000	150,005	—	178,005
Stefanie Westphal Thompson	24,500	150,005	—	174,505

(1)	Includes annual fees for service on the board of directors and committees of the board.
(2)	Amounts shown reflect the grant date fair value of restricted stock awards granted during 2020 as calculated in accordance with ASC Topic 718. See Note 10 to the consolidated financial statements included in our 2020 Annual Report on Form 10-K for information regarding the assumptions used in calculating these amounts.
(3)	The amounts shown for Mr. Andersen, Mr. Robert and Mr. Stamm represent additional fees for consulting services, including fees for services to the Company regarding guidance in connection with our IPO. For Mr. Kyle, the amount shown includes additional fees for services to the Company regarding guidance in connection with our IPO in the amount of $30,000, reimbursement for fees associated with the termination of his Company-sponsored health benefits in the amount of $1,820 and reimbursement for fees incurred in connection with the underwriter’s exercise of their option to purchase additional shares from Mr. Kyle in the IPO in the amount of $69,293.

The table below shows the aggregate numbers of options (exercisable and unexercisable) and restricted stock awards held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.

		Restricted
	Options	Stock Awards
	Outstanding	Outstanding
	at Fiscal	at Fiscal
Name	Year-End (#)(1)	Year-End (#)
Eric Andersen	240,558	101,317
Terrence Kyle	457,450	38,159
Kevin Robert	240,558	11,843
J. Richard Stamm	42,123	59,212
Jeffrey Westphal	—	7,895
Amanda Westphal Radcliffe	—	7,895
Stefanie Westphal Thompson	—	7,895

(1)	All of the SARs and options to purchase Class B common stock held by our non-employee directors became options to purchase shares of our Class A common stock in connection with the IPO. For additional information regarding the amendment of outstanding SARs and options, please see the section above titled "Equity Compensation."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock:

●	each person known by us to beneficially own more than 5% of our Class A common stock and our Class B common stock;
●	each of our directors and director nominees;
●	each of our named executive officers; and
●	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder as described in this proxy statement is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 27,525,471 shares of Class A common stock and 120,117,000 shares of Class B common stock outstanding as of March 23, 2021. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, or other rights, held by such person that are currently exercisable or will become exercisable within 60 days of March 23, 2021, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 2301 Renaissance Blvd., King of Prussia, PA 19406. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A		Shares of Class B		Combined
	Common Stock		Common Stock		Voting
	Beneficially Owned		Beneficially Owned		Power
Name of beneficial owner	Number	Percentage	Number	Percentage	Percentage

5% Stockholders
The Controlling Family Group(1)	407,895	1.48	120,117,000.000	100.00	97.79
Capital International Investors(2)	1,517,306	5.51	—	—	*
Alger Associates, Inc.(3)	2,084,792	7.57	—	—	*
Massachusetts Financial Services Co.(4)	1,836,313	6.67	—	—	*
Conestoga Capital Advisors(5)	4,490,835	16.32	—	—	*
J.P. Morgan Chase & Co.(6)	1,722,514	6.26	—	—	*
The Vanguard Group(7)	1,949,547	7.08	—	—	*
Wells Fargo & Co.(8)	1,837,378	6.68	—	—	*
Neuberger Berman Group(9)	3,923,931	14.26	—	—	*
Named Executive Officers, Directors and Director Nominees
Eric Andersen(10)	341,875	1.23	—	—	*
Lisa Butler(11)	454,445	1.62	—	—	*
David DeStefano(12)	2,781,285	9.28	—	—	*
Terry Kyle(13)	506,385	1.81	—	—	*
Amanda Radcliffe(14)	92,105	*	32,340,702.223	26.92	26.33
Kevin Robert(15)	260,295	*	—	—	*
John Schwab(16)	5,579	*	—	—	*
J. Richard Stamm(17)	101,335	*	—	—	*
Stefanie Thompson(18)	7,895	*	32,514,904.588	27.07	26.46
Jeffrey Westphal(19)	307,895	1.12	29,594,286.237	24.64	24.11
Bradley Gayton	—	—	—	—	—
Directors & Officers Group	4,859,094	15.47	94,449,893.050	78.63	77.02

*	Less than 1%

(1)	Based on information reported by the members of the Westphal Family Group on the Schedule 13G filed with the SEC on February 12, 2021. The beneficial ownership of Amanda Radcliffe, Stefanie Thompson and Jeffrey Westphal, each of whom is a member of the Westphal Family Group, is described in footnotes (14), (18) and (19), respectively.
(2)	Based solely on information reported by Capital International Investors on the Schedule 13G filed with the SEC on February 16, 2021. According to such Schedule 13G, Capital International Investors has sole voting and dispositive power over these shares. The address for Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(3)	Based solely on information reported by Alger Associates, Inc. and Alger Group Holdings, LLC on the Schedule 13G filed with the SEC on February 16, 2021. According to such Schedule 13G the shares reported by Alger Associates, Inc. are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC, (“FAM”) a registered investment adviser. FAM is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. Alger Associates, Inc., AGH, and FAM each hold sole power to vote, or to direct the vote of, and sole power to dispose, or to direct the disposition of, these shares. The shares are owned, directly or indirectly, by Alger Associates, Inc., FAM, or AGH. The address for these entities is 360 Park Avenue South, New York, NY 10010.
(4)	Based solely on information reported by Massachusetts Financial Services Company on the Schedule 13G filed with the SEC on February 11, 2021. According to such Schedule 13G, Massachusetts Financial Services Company has sole voting and dispositive power over these shares. The address for Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.
(5)	Based solely on information reported by Conestoga Capital Advisors, LLC and Conestoga Small Cap Fund on the Schedule 13G filed with the SEC on January 7, 2021. According to such Schedule 13G, as of December 31, 2020, Conestoga Capital Advisors had sole dispositive power over 2,714,560 shares and sole voting power over 2,572,160, of which Conestoga Small Cap Fund beneficially owned 1,776,275 shares. The address for these entities is 550 E. Swedesford Rd. Ste 120, Wayne, PA 19087.
(6)	Based solely on information reported by JPMorgan Chase & Co. on the Schedule 13G filed with the SEC on January 19, 2021. According to such Schedule 13G, JPMorgan Chase & Co. has sole voting power over 1,612,950 shares and sole dispositive power over 1,722,514 shares. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.
(7)	Based solely on information reported by The Vanguard Group on the Schedule 13G filed with the SEC on February 8, 2021. According to such Schedule 13G, The Vanguard Group has shared voting power over 12,559 shares, sole dispositive power over 1,917,691 shares and shared dispositive power over 31,856 shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)	Based solely on information reported by Wells Fargo & Company on the Schedule 13G filed with the SEC on February 11, 2021. According to such Schedule 13G, Wells Fargo & Company reports sole voting power with respect to 47,081 shares, shared voting power with respect to 189,920 shares, sole dispositive power with respect to 47,081 shares and shared dispositive power with respect to 1,790,297 shares. Wells Capital Management Incorporated reports shared voting power with respect to 1,671,719 shares and shared dispositive power with respect to 1,734,735 shares. Wells Fargo Funds Management, LLC reports shared voting and dispositive power with respect to 1,535,283 shares. The address of the foregoing entities is 420 Montgomery Street, San Francisco, CA 94163.
(9)	Based solely on information reported by Neuberger Berman Group LLC on the Schedule 13G filed with the SEC on February 11, 2021. According to such Schedule 13G, Neuberger Berman Group LLC has shared voting and dispositive power over these shares. The address for Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, NY 10104.
(10)	Includes (i) 240,558 shares subject to options that are exercisable within 60 days of March 23, 2021 and (ii) 101,317 shares of unvested restricted stock.
(11)	Includes (i) 440,946 shares subject to options that are exercisable within 60 days of March 23, 2021 and (ii) 53 shares of unvested restricted stock.
(12)	Includes (i) 2,461,232 shares subject to options that are exercisable within 60 days of March 23, 2021 and (ii) 53 shares of unvested restricted stock.
(13)	Includes (i) 457,450 shares subject to options that are exercisable within 60 days of March 23, 2021 and (ii) 38,159 shares of unvested restricted stock.
(14)	Ms. Radcliffe has sole voting and dispositive power over 7,895 shares of Class A Common Stock and 32,340,702.223 shares of Class B Common Stock and has shared voting and dispositive power over 84,210 shares of Class A Common Stock.
(15)	Includes (i) 240,558 shares subject to options that are exercisable within 60 days of March 23, 2021 and (ii) 11,843 shares of unvested restricted stock.
(16)	Includes 53 shares of unvested restricted stock.
(17)	Includes (i) 42,123 shares subject to options that are exercisable within 60 days of March 23, 2021 and (ii) 59,212 shares of unvested restricted stock.
(18)	Ms. Thompson has sole voting and dispositive power over these shares.
(19)	Mr. Westphal has sole voting and dispositive power over these shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board of directors have adopted written policies and procedures for transactions with related persons. As a general matter, the policy will require the Audit Committee to review and approve or disapprove of the entry by us into certain transactions with related persons. The policy will only apply to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (a) any director, nominee for director or executive officer of our Company; (b) any immediate family member of a director, nominee for director or executive officer; and (c) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

Stockholders’ Agreement

As mentioned in the Corporate Governance Section of this Proxy Statement, Amanda Westphal Radcliffe, Stefanie Westphal Thompson and Jeffrey Westphal, each of whom serves as a member of our board of directors are our principal stockholders and together with their affiliated trust entities and family members, are parties to the Stockholders’ Agreement with these terms:

Transfer Restrictions

The parties to the Stockholders’ Agreement will not transfer shares of our Class B common stock except: (i) to another holder of our Class B common stock; (ii) to Amanda Westphal Radcliffe, Stefanie Westphal Thompson or Jeffrey Westphal or their family members or affiliates, as described in the Stockholders’ Agreement; (iii) to the Company; (iv) or in an underwritten public offering or other transaction approved by a majority of the disinterested members of our board of directors or a committee of our board of directors authorized to take such action ("Permitted Transfers"). Each party to whom Class B common stock is transferred will be required to become a party to the Stockholders’ Agreement, if they are not a party already. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to Amanda Westphal Radcliffe, Stefanie Westphal Thompson and Jeffrey Westphal or their family members or affiliates.

Right of First Offer / Refusal

Before transferring any shares of our Class B common stock, other than through a Permitted Transfer, the party transferring the shares must offer them, first, to the other stockholder parties and, next, to the Company. If neither of those offers is accepted, the selling stockholder may then transfer the shares to someone else. If any party receives an offer from someone who is not a party to the Stockholders’ Agreement to purchase some or all of their Class B common stock, that person must give the other parties notice of the offer and an opportunity to purchase the shares on the same terms.

Subscription Rights

The parties to the Stockholders’ Agreement will have the right, but not the obligation, to purchase a number of shares of Class A common stock up to their proportionate interest of any new shares of Class A common stock, or any securities convertible into, exercisable for, or exchangeable for Class A common stock issued in a private offering, other than securities (including either shares of Class A common stock or Class B common stock) issued to any director, employee or consultant of the Company or any of its subsidiaries pursuant to an equity-incentive plan approved by the Board or in connection with stock splits, stock dividends, in-kind equity distributions, recapitalizations and stockholders’ rights plans, or a greater amount if any of the other parties to the Stockholders’ Agreement do not elect to purchase their proportionate share of the newly issued securities.

Registration Rights

After our IPO and the expiration of any related lock-up period, any stockholder party to the Stockholders’ Agreement can require us to register under the Securities Act shares of our common stock held by them if the anticipated aggregated offering amount exceeds $50.0 million subject to certain limitations. They will also have shelf registration rights requiring us, when we are eligible for short-form registration, to file a shelf registration statement and to keep it effective to allow sales from time to time. They will also be entitled to participate as selling stockholders on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. We will pay expenses relating to these registrations and will indemnify the parties participating in these offerings against liabilities that may arise from the offering process.

Standstill

For so long as any stockholder party to the Stockholders’ Agreement owns any shares of Class B common stock, the party will not engage or participate in: (i) acquiring the Company’s securities (other than through market-based purchases of up to 2% of outstanding equity in any 12-month period, the exercise or conversion of outstanding securities or equity awards); (ii) any tender or exchange offer, merger or other business combination involving the Company, any of our subsidiaries or affiliates or our assets constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates; (iii) any recapitalization, restructuring, liquidation, dilution or other extraordinary transaction involving the Company; or (iv) the solicitation of any proxies or written consents involving the Company. The parties must promptly inform the board of directors about any approaches by a third party regarding any of these matters. The board of directors and holders of a majority of the Class B common stock may agree to waive the standstill prohibition.

Director Designation Rights

For so long as Amanda Westphal Radcliffe, Stefanie Westphal Thompson or Jeffrey Westphal, in each case together with his or her children and related trusts, owns at least five percent of our outstanding common stock, he or she each shall be entitled to designate one individual, including themselves, to serve as a member of our board of directors, and we will be required to use our best efforts to include the designee in the slate of nominees recommended to our stockholders for election as a director at the next annual or special meeting of stockholders.

Director Voting

At any general or special meeting of the stockholders involving the election of directors, each stockholder party to the Stockholders’ Agreement must vote all of his or her shares of stock in favor of each individual nominated by the parties to the Stockholders’ Agreement. For all matters other than the election of directors, voting shall be discretionary at the option of each stockholder.

Tax Sharing Agreement

Prior to becoming a public company, we elected to be treated as an S Corporation for U.S. federal income tax purposes, as a result of which our existing stockholders were required to pay income taxes attributable to our earnings. We have historically paid distributions to our former S-Corp. stockholders, which assisted them in paying such income taxes. As of July 27, 2020, our S Corporation status terminated and became subject to federal and increased U.S. state income taxes thereafter. Our former S-corp. stockholders may be required to pay additional income taxes for periods prior to the termination of our S Corporation status as a result of an adjustment to our taxable income for periods beginning after our S Corporation status terminated. Accordingly, we entered into an agreement with our existing stockholders in connection with our IPO. Under this agreement, we may be required to make payments in material amounts to our former S-corp. stockholders with respect to any incremental income taxes resulting from an adjustment to our taxable income for any period beginning after our S Corporation status terminates. Furthermore, this agreement requires us to indemnify such stockholders with respect to unpaid income tax liabilities attributable to our taxable income for any period after the termination of our S Corporation status. We also indemnify such stockholders for any interest, penalties, losses, costs or expenses arising out of any claim under the agreement. However, such stockholders will indemnify us with respect to our unpaid tax liabilities (including interest and penalties) to the extent that such unpaid tax liabilities are attributable to a decrease in such stockholders’ taxable income for any period and a corresponding increase in our taxable income for any period.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law and we have entered into indemnification agreements with all of our directors and executive officers.

OTHER MATTERS

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the "Reporting Persons") to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2020, with the exception of: Lisa Butler, John Schwab, Amanda Radcliffe, Kevin Robert.

HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2020, the members of our Human Capital Committee were Eric Andersen, Terrence Kyle and J. Richard Stamm. None of the members of our Human Capital Committee are a current employee. During the fiscal year ended December 31, 2020, no relationship required to be disclosed by the rules of the SEC existed aside from those identified herein.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 2301 Renaissance Blvd., King of Prussia, PA 19406 in writing not later than December 4, 2021.

Stockholders intending to present a proposal at the 2022 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2022 Annual Meeting of Stockholders no earlier than the close of business on January 11, 2022 and no later than the close of business on February 10, 2022. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2022 Annual Meeting of

Stockholders is more than 30 days before or more than 70 days after May 11, 2022, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the 90th day prior to the 2022 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS AT THE ANNUAL MEETING

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

VERTEX’S ANNUAL REPORT ON FORM 10-K

A copy of Vertex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements and schedules but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on March 23, 2021 without charge upon written request addressed to:

Vertex, Inc.

Attention: Secretary

2301 Renaissance Blvd.

King of Prussia, PA 19406

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxydocs.com/verx. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 at http://ir.vertexinc.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU REQUESTED TO RECEIVE A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

/s/ John Schwab

John Schwab

Chief Financial Officer

King of Prussia, PA

April 1, 2021

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE – www.proxydocs.com/verx ( PHONE – 1-866-883-3382 * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided to be received no later than May 10, 2021. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 Amanda Radcliffe 02 Stefanie Thompson 03 Kevin Robert 04 Bradley Gayton Vote FOR all nominees (except as marked) Vote WITHHELD from all nominees (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. The ratification of the appointment of Crowe LLP as our Independent registered public accounting firm for the fiscal year ending December 31, 2021. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administra-tors, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Vertex, Inc. ANNUAL MEETING OF STOCKHOLDERS May 11, 2021 8:30am In order to attend the Annual Meeting, you must register at www.proxydocs.com/verx. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. 2301 Renaissance Blvd King of Prussia, PA 19406 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2021. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, and 2 By signing the proxy, you revoke all prior proxies and appoint Bryan Rowland and John Schwab, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.